Exhibit 99.1

For Immediate Release

Tripath Secures $5 Million in Financing

SAN JOSE, Calif.—(BUSINESS WIRE)—Aug. 3, 2004—Tripath Technology Inc. (Nasdaq:TRPH), creators of Class-T(R) 1-bit digital audio amplifiers and Digital Power Processing (DPP(R)) technology, announced today that it had agreed to sell 2,500,000 shares of its common stock to certain institutional investors at a price of $2.00 per share. The offering is being made from a shelf registration statement previously filed by the company that became effective in June 2004. It is expected that the financing will result in approximately $4.9 million in net proceeds to the Company. The sale is expected to close on or around Friday, August 6, 2004. The funds will be used for working capital and other general corporate purposes so as to facilitate the implementation of the Company’s business strategy and advance the introduction of new products in the audio and communications markets.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities is being filed with the Securities and Exchange Commission.

About Tripath Technology Inc.

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath’s current customers include consumer electronic companies, such as Denon, Eizo, Hitachi, JVC, Onkyo, Sanyo, Sampo, Samsung, Sharp, Sony, TCL and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath’s power efficient line drivers for central office applications. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release concerning Tripath’s long-term outlook are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath’s ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would affect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products, including, but not limited to, the low cost (“Godzilla”) products, which are based on a new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products, including the new “Godzilla” based products, and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Tripath Technology Inc., San Jose
David P. Eichler, 408-750-6801 (VP Finance & CFO)
deichler@tripath.com